Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

	Fiscal Year Ended August 31,								Six Months Ended			LTM
	2000		2001		2002	2003	2004		February 29, 2004		February 28, 2005	February 28, 2005
FIXED CHARGES
Interest expensed and capitalized	$22,962		$21,051		$20,064	$21,376	$21,445		$10,480		$11,702	$22,667
Amortized premiums related to indebtedness	683		923		818	928	925		432		497	990
Estimate of interest within rental expense	349		338		3,252	4,422	4,333		2,231		2,105	4,207
Total Fixed Charges	$23,994		$22,312		$24,134	$26,726	$26,703		$13,143		$14,304	$27,864

EARNINGS
ADD
Pretax income (loss) from continuing operations before minority interest in consolidated subsidiaries or income (loss) from equity investees	$13,513		$29,300		$(40,537)	$(8,641)	$18,795		$5,791		$(15,465)	$(2,461)
Fixed Charges	23,994		22,312		24,134	26,726	26,703		13,143		14,304	27,864
TOTAL ADJUSTMENT EARNINGS	$37,507		$51,612		$(16,403)	$18,085	$45,498		$18,934		$(1,161)	$25,403

RATIO OF ADJUSTED EARNINGS TO FIXED CHARGES	1.56	x	2.31	x	—	—	1.70	x	1.44	x	—	—

DEFICIENCY OF EARNINGS TO FIXED CHARGES	$—		$—		$(40,537)	$(8,641)	$—		$—		$(15,465)	$(2,461)